EXHIBIT 5.01
                              November 14, 1994


Integrated Device Technology, Inc.
2975 Stender Way
Santa Clara, CA 95054

Ladies and Gentlemen:


   At your request, we have examined the Registration Statement filed by you with the Securities and Exchange Commission ("SEC") on November 15, 1994 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 3,910,000 shares of your Common
Stock (the "Stock"), up to 610,000 shares of which are presently issued and outstanding and will be sold by certain Selling Stockholders (the "Selling
Stockholders"). The Stock is to be sold to the underwriters named in said Registration Statement for resale to the public.

   As your counsel, we have examined the proceedings taken by you in connection with the issuance and sale by you of up to 3,810,000 shares of the Stock and the sale by the Selling Stockholders of up to 610,000 shares of the Stock.

   It is our opinion that the up to 610,000 shares of the Stock that will be sold by the Selling Stockholders are legally and validly issued and are fully paid and nonassessable, and that the up to 3,810,000 shares of the Stock that may be issued and sold by you, when issued and sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

   We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

                                            Very truly yours,


                                            Fenwick & West